As filed with the Securities and Exchange Commission on March 8, 2000
                                                      Registration No. 333-31450
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                                PMC-SIERRA, INC.
             (Exact name of Registrant as specified in its charter)

Delaware                                                         94-2925073
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                            Identification Number)


                          8555 Baxter Place, Suite 105
                           Burnaby, British Columbia
                                Canada, V5A 4V7
                                 (604) 415-6000

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          The Corporation Trust Company
                               1209 Orange Street
                           Wilmington, Delaware 19801

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                                   Neil Wolff
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                               Palo Alto, CA 94304
                                 (650) 493-9300

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[_]


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
Information contained in this prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
--------------------------------------------------------------------------------



                          Subject to Completion

                                PMC-SIERRA, INC.

                         296,676 Shares of Common Stock

         The selling stockholders listed on page 3 of this prospectus may sell or distribute the shares through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. The price may be the market price prevailing at the time of sale or a price privately negotiated.

         We will not receive any of the proceeds from the sale of the shares. However, we will pay substantially all expenses incident to their registration.

         Our common stock is quoted on the Nasdaq National Market under the symbol "PMCS." On March 7, 2000, the last reported sale price of our common stock was $226.3125 per share.

          Investing in our common stock involves a high degree of risk. See "Risk Factors" located on page 1 of this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the PMC common stock to be issued in connection with this prospectus or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is March 8, 2000

         You should rely only on information or representations contained or incorporated by reference in this prospectus. No one has been authorized to provide you with any different information.

         Our business and affairs may change following the date of this prospectus. We do not have an obligation to update the information in this prospectus after the date on the cover page.


                                  RISK FACTORS

         This offering involves a high degree of risk. In addition to the other information contained in this Registration Statement, before purchasing the shares, you should carefully consider the risk factors described in "Factors You Should Consider Before Investing In PMC-Sierra" in our Quarterly Report on Form 10-Q for the quarter ended September 26, 1999 and in other documents subsequently filed with the Commission pursuant to Section 13 or 15 of the Exchange Act. As a result of these risks, our business, financial condition or operating results could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose part or all of your investment.

         We may become subject to additional risks in the future. We will include these risks in future Annual and Quarterly Reports we file with the Securities and Exchange Commission. These reports are incorporated into this prospectus by reference on page 1. If you are making an investment decision after the date of this prospectus and any of these reports have been filed, you should also consult and carefully consider the risk factors and other information in these reports. In addition, you should note that the fact that certain risks are endemic to the industry does not lessen the significance of the risk.

                       WHERE YOU CAN FIND MORE INFORMATION

         PMC files annual, quarterly and current reports, proxy and information statements and other information with the Securities and Exchange Commission. You can inspect and copy these reports, proxy and information statements and other information concerning PMC at the Commission's public reference facilities at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Information on the operation of the Public Reference Room is available by calling the Commission at 1-800-SEC-0330. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information about PMC.

         This prospectus is part of the Registration Statement on Form S-3 that PMC filed with the commission to register shares of its common stock. This prospectus does not contain all of the information contained in the Registration Statement. Parts of documents are incorporated by reference into this prospectus. You should read these documents in their entirety rather than relying just on the parts incorporated by reference. Some of these documents are exhibits to the Registration Statement. The Registration Statement together with its exhibits can be inspected and copied at the public reference facilities and regional offices of the Commission referred to above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by PMC with the Commission pursuant to the Exchange Act, are incorporated by reference and made a part of this prospectus to the extent statements in this prospectus do not modify or supersede them:


          1. PMC's Annual Report on Form 10-K for the fiscal year ended December 27, 1998;

          2. the Proxy Statement for PMC's 1999 Annual Meeting of Stockholders;


          3. PMC's Quarterly Reports on Form 10-Q for the quarters ended March 28, 1999, June 27, 1999 and September 26, 1999;


          4. PMC's Current Reports on Form 8-K dated August 25, 1999 and September 3, 1999.


          5. the description of our common stock in our Quarterly Report on Form 10-Q for the quarter ended September 26, 1999; and


          6. all reports, definitive proxy statements and other documents filed by PMC with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering.


          You may request a copy of any and all of the documents or information referred to above that has been or may be incorporated by reference in this prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests should be directed in writing or by phone to:

                                PMC-Sierra, Inc.
                               Investor Relations
                          8555 Baxter Place, Suite 105
                            Burnaby, British Columbia
                                 Canada V5A 4V7
                        Telephone Number: (604) 415-6000

PMC will provide these documents and information to you without charge.

                                PMC-SIERRA, INC.

         PMC  was   incorporated   in  the  State  of  California  in  1983  and
reincorporated into the State of Delaware in 1997.

         We design, develop, market and support high-performance semiconductor networking solutions. Our products are used in the high speed transmission and networking systems which are being used to restructure the global telecommunications and data communications infrastructure.

         We provide components for equipment based on Asynchronous Transfer Mode, Synchronized Optical Network, Synchronized Digital Hierarchy, T1/E1/J1 and T3/E3/J2 access transmission and Ethernet protocols. Our networking products adhere to international standards and are sold on the merchant market to over 100 customers either directly or through our worldwide distribution channels.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares covered by this prospectus. We will, however, pay substantially all expenses related to the registration of the shares.

                              SELLING STOCKHOLDERS

         The name of each selling stockholder and the aggregate number of shares of common stock registered by this Registration Statement that each selling stockholder may offer and sell are set out in the table below. All of the shares offered are issued and outstanding as of the date of this prospectus. Because the selling stockholders may sell or distribute all or a portion of the shares at any time and from time to time after the date of this prospectus, we cannot estimate the number of shares of common stock that each selling stockholder may have upon completion of this offering. As of the date of this prospectus, the selling stockholders listed below that are denoted by an asterisk next to their names serve as employees of Toucan Technology Limited, a subsidiary of PMC:



                                                    Shares to be Offered for the
 Selling Stockholder                                        Selling Stockholder
--------------------------------------------------------------------------------

  Bryan Campbell*                                                         70,324

  Pat Sheehan*                                                            70,324

  Enterprise Ireland                                                      18,944

  Jim Finnegan                                                            18,944

  Delta Nominees (BIEF) Limited                                           57,794

  Delta Nominees (DEF) Limited                                            28,896

  Maurice Gleeson*                                                         4,636

  John Barry*                                                                478

  Anita Dore*                                                                470

  Cathal Curtis*                                                              30

  Geraldine Whelan*                                                        1,860

  Cormac Brick*                                                               34

  Mark Rawlings*                                                             120

  Charles Gillanders*                                                        308

  Maura Leahy*                                                                30

  Bruno DePaoli*                                                           2,108

  John Norman Walsh*                                                       1,884

  Niall Hanrahan*                                                            926

  Barry Lynch*                                                               470

  John Oliver Kavanagh*                                                      926

  Johann Ziegler*                                                            632

  David Thornton*                                                            664

  Michelle Lynch*                                                            434

  Edward Jones*                                                            1,240

  Adnan Boustany*                                                            154

  Gerry Leavey*                                                            7,578

  Orla Keady*                                                                 30

  Shane Clifford*                                                             30

  Michael Browne*                                                             30

  Paul Larkin*                                                                30

  Brendan Hallisey*                                                           30

  Una Quinlan*                                                             6,318

  TOTAL                                                                  296,676

                              PLAN OF DISTRIBUTION

         The shares may be sold or  distributed  from time to time by or for the
account  of  the  selling  stockholders.   The  selling  stockholders  will  act
independently of PMC in making decisions with respect to these sales.

         The selling stockholders may use underwriters, dealers, brokers or other agents to sell or distribute some or all of the shares or may deal directly with one or more purchasers. They may use block sales, Nasdaq, the over-the-counter market, privately negotiated transactions or a combination of these. These sales may be made at any price. Brokers, dealers, agents or underwriters participating in these sales as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. If they act as agent for the purchaser of such shares, they may also receive compensation from the purchaser.

         The selling stockholders and any underwriters, brokers, dealers or agents that participate in distribution of the shares may be deemed "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions they receive might be deemed to be underwriting discounts and commissions under the Securities Act. Neither PMC nor the selling stockholders can presently estimate the amount of such compensation. PMC does not know of any existing arrangements relating to the sale or distribution of the shares among any selling stockholders or between any selling stockholders and any underwriter, broker, dealer or other agent.

         PMC will pay substantially all of the expenses of this offering of the shares by the selling stockholders other than commissions and discounts of underwriters, brokers, dealers or agents.

                                  LEGAL MATTERS

         The validity of the shares offered hereby will be passed upon for PMC by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

                                     EXPERTS

         The consolidated financial statements of PMC-Sierra, Inc. at December 31, 1998, for the two years in the period then ended, and at December 31, 1997, appearing in this prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, and for the year ended December 31, 1996, by Ernst & Young LLP, independent auditors, as described in their respective reports. The financial statements, as described in the reports, are incorporated by reference in this prospectus in reliance upon such reports given on the authority of these firms as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses payable by the Registrant in connection with the filing of this Registration Statement (1).

Securities and Exchange Commission Filing Fee                            $13,158

Printing and Engraving Expenses                                          $10,000

Legal Fees and Expenses                                                  $15,000

Accounting Fees and Expenses                                                -

Blue Sky Fees and Expenses                                                  -

Transfer Agent and Registration Fees                                      $5,000

Miscellaneous expenses                                                    $1,440

Total                                                                    $44,598
----------------------------

(1) All of such expenses, other than the filing fee for the Commission, are estimates and are subject to future contingencies.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Certificate of Incorporation of PMC eliminates the liability of directors to PMC for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for: (a) breaches of the director's duty of loyalty to PMC or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve PMC or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.

         PMC's Bylaws provide that PMC shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. PMC believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. PMC's Bylaws also permit PMC to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether PMC would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. PMC currently has secured such insurance on behalf of its officers and directors.

         PMC has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in PMC's Bylaws. Subject to certain conditions, these agreements, among other things, indemnify PMC's directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of PMC, arising out of such person's services as a director or officer of PMC, any subsidiary of PMC or any other company or enterprise to which the person provides services at the request of PMC.

ITEM 16.  EXHIBITS

         The  following   exhibits  are  filed  as  part  of  this  Registration
Statement:


NUMBER           EXHIBIT DESCRIPTION

5.1+             Opinion of Counsel as to the validity of the Shares.
23.1+            Consent of Counsel (included in Exhibit 5.1 above).
23.2+            Consent of Ernst & Young LLP.
23.3+            Consent of Deloitte & Touche LLP.

--------------------------
+ Previously filed


ITEM 17.  UNDERTAKINGS.

(a)     The undersigned Registrant hereby undertakes:


          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in Burnaby, British Columbia, Canada, on March 8, 2000.

                                          PMC-SIERRA, INC.

                                          By: /s/ JOHN SULLIVAN
                                          John Sullivan, Vice President, Finance
                                    (Principal Financial and Accounting Officer)



Signature                                     Title                    Date

_______*____________          President, Chief Executive        March _____,2000
Robert L. Bailey              Officer (Principal Executive
                              Officer) and Director

/S/ John Sullivan             Vice President, Finance           March   8,  2000
John Sullivan                 (Principal Financial and
                              Accounting Officer)


_______*____________          Director                          March _____,2000
Alexandre Balkanski

_______*____________          Director                          March _____,2000
Colin Beaumont

_______*____________          Chairman of the Board             March _____,2000
James V. Diller               of Directors

_______*____________          Director                          March _____,2000
Frank J. Marshall


* By: /s/ JOHN SULLIVAN
         John Sullivan
         Attorney-In-Fact

                                  EXHIBIT INDEX

NUMBER             EXHIBIT DESCRIPTION

5.1+               Opinion of Counsel as to the validity of the Shares.

23.2+              Consent of Ernst & Young LLP

23.3+              Consent of Deloitte & Touche LLP

--------------------
+ Previously filed